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                       IKON OFFICE SOLUTIONS COMMENTS ON
                           THIRD QUARTER ANNOUNCEMENT

     VALLEY FORGE, PENNSYLVANIA - AUGUST 4, 1998 - IKON Office Solutions
(NYSE: IKN) today announced that it is in the process of conducting the full review of operations previously announced. This review is designed to give Mr. Forese, the new President and CEO, a comprehensive and in-depth analysis of the issues facing the company and the reasons for the disappointing financial results in recent months.

     The company expects to release third quarter results on August 14th. In addition to announcing third quarter results, the Company will summarize the steps it is taking to address the challenges facing the Company.

     Despite these challenges, the Company believes that its business strategy of delivering total solutions is sound and is based on a number of fundamental strengths, including an extensive customer base and a broad array of state-of-the-art product and service offerings. However, execution of this strategy needs to improve.

     IKON Office Solutions (www.ikon.com) is one of the world's leading office technology companies providing customers with total office solutions from copier and printing systems, computer networking and digital document services, to copy center management, hardware and software product interfaces and electronic file conversion. With fiscal 1997 revenues of more than $5 billion, IKON Office Solutions has more than 1,100 locations in the U.S., Canada, Mexico, the United Kingdom, France, Germany and Denmark.

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     This news release includes information that may constitute forward-looking statements made pursuant to the safe harbor provisions of the federal securities laws. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information is subject to risk and uncertainties such as those relating to managing an aggressive program to acquire and integrate new companies; conducting activities in a competitive environment; delays, difficulties, management transitions and employment issues associated with its transformation; and general economic conditions. Therefore, actual results may differ materially from the forward-looking statements.